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                                  Exhibit 99.1

These comments, including any statements predicated upon or preceded by the words "potential," "believe," "expect," and "should," are considered "forward-looking statements" within the meaning of federal and state securities laws. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those expected, including, but not limited to, those described under "Item 1. Description of Business - Risk Factors," contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, which are incorporated herein by this reference.

                             GORDON GRAVES' COMMENTS

PART I
------

I know all of you are here to hear about the numbers, so I'm going to turn this call over to Craig Nouis, our CFO, and we will get right to that. First, let me say to you, Craig, to BDO, and to your respective teams, that you have done a great job getting the quarterly numbers out this rapidly. I know that we spent extra money in getting them out early so we could start our road show for the offering. Of course, that offering is now at best delayed. I do not know whether you plan to try to repeat this type of rapid reporting next quarter. Economically, it probably does not make too much sense, but from a bragging rights viewpoint, it might help us maintain an attractive P/E ratio if we have a history of report early. I see we beat IGT. Of course we do want to continue to focus more on accuracy than speed. Either way, on behalf of all shareholders, Clifton and I want to say "thanks a lot." So, Craig, you have the floor now.

                              CRAIG NOUIS' COMMENTS

PART II
-------

Thank you Gordon. We have just completed a very successful quarter. Our diluted earnings per share for the second quarter of FY 2002 were $0.47 per share on gross revenues of $76 million. Diluted earnings per share increased 370% over the same quarter in the prior year, and increased 42% over the first quarter of FY 2002. Gross revenues for the quarter were $76 million, compared to $27 million for the same quarter in the prior year and $58.9 million in the first quarter of FY 2002.

EBITDA for the quarter was $14.8 million, compared to $4.0 million for the same quarter in the prior year and $10.9 million for the first quarter of FY 2002. These increases are primarily the result of our placing our Class II player stations at a rate of at least 200 units per month during the current year.

Diluted earnings per share for the six months ended March 31, 2002 were $0.80 per share compared to $0.13 for the same six-month period in 2001, an increase of 515%. Gross revenues for the six months ended March 31, 2002 were $134.8 million, compared to $48.6 million for the comparable period in 2001.

The installed base of our Class II player stations is as follows: As of March 31, 2002, there were 2,674 Legacy player stations installed, compared to 2,891 as of December 31, 2001. As of March 31, 2002, there were 3,775 New-Generation player stations installed compared to 2,933 as of December 31, 2001. For our Class III video lottery units, as of March 31, 2002, there were 1,873 Class III player stations installed, compared to 1,630 as of December 31, 2001.

The current quarter's diluted earnings per share of $0.47 exceeded our previous guidance of $0.33 for diluted earnings per share by 42%. This increase was primarily the result of higher than expected hold per day on our New-Generation player stations during this quarter. We continue to believe, however, that over time, the hold per day will decrease. As Gordon mentioned in our conference call last Friday, the advisory opinion has not changed our current business model. For the remainder of the year, we continue to expect to place at least 200 Class II units per month. In addition, with our current shelf registration statement, we have numerous options if needed, for debt or equity financing. We will continue to pursue opportunities to assist expansion of Native American casinos. At this time, we do not know if or how much financing we would raise, as this will be a function of the number of opportunities available, and how much cash we have on hand. Based on the results of the first and second quarters, we feel that we will exceed our current guidance for FY 2002. Gordon will discuss updated guidance for the current year shortly. Now I will turn the program back over to our Chairman and CEO, Gordon Graves.


                                       -1-

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                             GORDON GRAVES' COMMENTS

PART III
--------

Thank you, Craig. I think I speak for Clifton, Craig, Gary Loebig, and all the team when I say that we are extremely proud to learn that we earned $0.47 per share for the second quarter. This result compares especially well to earnings of $0.13 cents per share during our second quarter last year. To repeat what Craig said, this represents a 370% increase in earnings on a 30% increase in revenue. Last year, we started the second quarter without any MegaNanza player stations in place. This year we started the second quarter with 2,900 MegaNanza player stations in place, which were earning an average of about $185 per machine per day, if I remember correctly.

We were concerned at the time of the last quarterly teleconference about the impact of losing the revenue from the 100 plus player stations we had installed on a test basis in Florida, and which were earning an unusually high revenue per day during the first quarter. Fortunately, our non-Florida player station hold per machine increased in the second quarter relative to our first quarter, and we continue to install a net average of more than 200 additional New Generation minus Legacy removal games per month.

As most of you know, we've recently filed a registration statement to sell securities with the Securities and Exchange Commission. On Friday, we converted that registration statement to a "shelf" registration that will enable us to quickly access the public markets when market conditions are appropriate, or even free us up to purchase stock ourselves if we so decide. The registration statement provides an extensive and accurate overview of our opportunities and the risk factors we face. I'd encourage anyone interested in our company to review our registration statement carefully. Craig, BDO and our legal team got this registration statement converted in about 48 hours while they were finishing up the second quarter report in record time.

I promised you that we were going to say something about our projected earnings for the rest of the year today. I believe that the probability of being negatively affected by NIGC or Justice Department action is less today than it was the week before last, but we still have some risk that because of the letter we received, a tribal leader might get enough political pressure to force somebody to take out some MGAM player stations, or some maverick tribal attorney might do something unpredictable that forces a gaming operator to take out some of our games, or our hold per player station could drop, for some reason, Or, we might not continue to install 200 new electronic bingo games per month. Whether we do or don't raise any new money before the end of September and in what form we raise it could make a difference. With all these uncertainties, I think the most accurate forecast is probably one based on the assumption that the contingencies wash each other out, and with that, we are predicting we will make $1.75 for the year.

The four areas in which we have made the most progress this quarter are: (1) significantly advancing the status and availability of a number of our New-Generation gaming systems; (2) supporting the tribes in their efforts to establish new models for Class II gaming regulations and ordinances, which I will talk more about in a minute; (3) filling several key staff positions, that we're real proud of; and, (4) negotiating with potential tribal partners concerning facility expansion opportunities that we've talked about before, in or near metropolitan areas to allow us to install more MegaNanza-type player stations. As we disclosed in our registration statement that we just filed, we now have non-binding letters of intent for a couple of these ventures and enough activity on myriad other similar opportunities to assure us that we have a clear use for the proceeds of a new fundraising effort. We have enough cash to do some of these projects with no additional financing, but not enough to capitalize on all the rapid payback opportunities we are working on.

We had a lot of excitement and focus this past week on the question of regulatory uncertainty in Indian Country gaming. I think what happened and how we responded in a matter of hours to what I call the Justice Department arm of the NIGC's challenge to our electronic bingo games was an important event for all of Indian Country. I think it shows that all of the gaming community (vendors as well as tribes), are ready to stand up and challenge the root cause of that uncertainty. I think this point will become more and more clear as events unfold. But this development probably will only be a tiny footnote in history when compared to a much more significant development this month. A coalition of very powerful tribes and leading vendors in Indian Country have written and published a standard regulation that tribes can use to start Class II electronic bingo operations in new jurisdictions, including California and other states. These tribes believe that these guidelines will become the standard used throughout Indian Country, thereby speeding up the application of new technology to Native American gaming operations in a way that will be worth billions of dollars for those tribes. MGAM has played a major role in that development process. Now, I will turn the conference call over to Clifton Lind.

                             CLIFTON LIND'S COMMENTS

PART IV
-------

Thank you Gordon. It would be incorrect and unfair to for Gordon, Craig or me to take credit for the financial and operational accomplishments that have been achieved so far this year. They have been the result of the dedicated effort of over 200 members of the team. Also, it would be a mistake to trivialize the effort required to precisely execute the tactics and strategies necessary to achieve the earnings guidance given today, or to assume that accomplishing that guidance will be a cakewalk.

Everyone on the entire team will need to work diligently in a precisely orchestrated effort to deal with the complexity and to optimize the opportunity that has been created by the events of the last week. Even though we have developed a comprehensive set of strategies to deal with various scenarios, there are a number of factors that remain outside of our control. Personally, I am convinced that our team is up to the task.

Enough about the challenges of the future. Let me acknowledge some incredible efforts thus far this fiscal year. First, I want to thank Gary Loebig, Tommy Le Gassick, Glenn Goulet, Ruby Fernandez and the rest of our Customer Support and Sales and Marketing teams for the outstanding contributions they have made so far this fiscal year.

In addition, I want to thank our Chief Technical Officer, Brendan O'Connor, as well as Joe Enzminger, Jeff Lind, Bo Willyard, Troy Jungmann and the rest of the technology team for putting us in the enviable position of being able to respond to almost any challenge or opportunity resulting from a change in the regulatory or competitive environment. And as always, Skip Lannert has done a stellar job managing the Class II product line as well as making a significant contribution to the game design process, and optimizing our player station installation and reinstallation effort. Finally, I want to thank Craig for the outstanding efforts of Frank, Shannon and the entire finance and accounting team.

In our last conference call, I stated that FY 2002 was going to be a year in which we positioned ourselves to enter new markets in 2003. I am delighted to announce that during the second fiscal quarter, we filled the majority of key management positions that will facilitate the 2003 new-market expansions. I'd like to mention a few of them:

     . Dirk Heinen, the founder of an significant technology company, has recently joined us as Executive Vice President of Business Development. He will focus initially on our joint development opportunities with current and potential tribal customers.

     . Valerie Siegrist, formerly with Bingo King and Summit Entertainment, has joined us as Vice President of Regulatory Compliance and Governmental Affairs.

     . Randy Cieslewicz, formerly of BDO, has joined us a Vice President of Tax and Budgeting, and has already begun making a substantial contribution in these two areas.

     . James Starr, formerly with Cherokee Nation Enterprises, will take over the Class II Sales and Marketing effort shortly. His presence on the team will speed up the process that will allow Tommy Le Gassick to shift his attention to the Charity market, and help us enter those markets in 2003.

     . Rick Calinsky, formerly with GTECH, has filled the position of Director of Sales and Marketing for the Lottery and Race Track markets. We're excited about the opportunities these two markets hold, and are pleased that during the last quarter, we submitted our first major proposal to a major state, which fortuitously, selected us as one of the few vendors that that they asked to submit a proposal for an upcoming opportunity.

     . Fred Roll, who had a long and significant history with MGAM has rejoined our management team and will initially be working with Dirk Heinen in support of our project development effort.

     . Finally, we have filled several key technical positions, including Frank Roan, who has joined us in a full-time capacity and will assume a position in the Server Development Group, which will allow Joe Enzminger to focus on our new technology effort.

I know that these people, along with many others whom I haven't named, will make a valuable contribution to the company in the immediate future, and especially in 2003, as we enter new markets.


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